SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 FORM N-8A

                         NOTIFICATION OF REGISTRATION
                     FILED PURSUANT TO SECTION 8(a) OF THE
                        INVESTMENT COMPANY ACT OF 1940


     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:


Name:     Northstar Life Variable Universal Life Account

Address of Principal Business Office (Number and Street, City, State, Zip
Code):

          University Corporate Centre at Amherst
          100 Corporate Parkway
          Amherst, New York 14226

Telephone Number (including area code): (716) 832-8678

Name and address of agent for service of process:

          Donna Adams
          Northstar Life Insurance Company
          University Corporate Centre at Amherst
          100 Corporate Parkway
          Amherst, New York 14226

          Copy to:

          Helen Leslie, Esq.
          Vice President and Assistant Secretary
          Northstar Life Insurance Company
          400 Robert Street North
          St. Paul, MN 55101-2098





Check Appropriate Box:

            Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A

              X    Yes                No
           ______               _____

SIGNATURES


     Pursuant to the requirements of the Investment Company Act of 1940, the Depositor of the Registrant has caused this notification to be duly signed on behalf of the Registrant in the City of St. Paul and State of Minnesota on the 1st day of February, 2000.

                                       NORTHSTAR LIFE VARIABLE
                                       UNIVERSAL LIFE ACCOUNT
                                              (Name of Registrant)


                                  BY:  NORTHSTAR LIFE INSURANCE
                                       COMPANY
                                             (Name of Depositor)



                                       By    /s/  Robert E. Hunstad
                                             ______________________
                                       Its   President and Director



Attest:


     /s/  Dennis E. Prohofsky
     ________________________
Its  Vice President and Secretary